Exhibit 99.7

EXCERPTS FROM “UPDATE ON QUÉBEC’S ECONOMIC AND FINANCIAL SITUATION”

HIGHLIGHTS

HIGHLIGHTS	3
Return to a balanced budget in 2015-2016	4
Québec’s economy is gaining momentum	5
Measures to return to a balanced budget	6
Economic recovery	7

1

HIGHLIGHTS

The December 2014 Update on Québec’s Economic and Financial Situation reports on the implementation of the policy directions set out in Budget 2014-2015 tabled last June. It also makes adjustments to the financial framework of Budget 2014-2015 to account for the most recent information concerning the economic situation and the government’s revenue and expenditure.1

The update maintains the budgetary objectives set in Budget 2014-2015, that is:

—	reduce the deficit to $2 350 million in 2014-2015;

—	return to a balanced budget in 2015-2016 and keep it balanced thereafter;

—	keep expenditure growth below revenue growth until the budget has been balanced;

—	maintain the debt reduction objectives.

The fall update is also the opportunity for the government to report on:

—	actions taken to return to a balanced budget in 2015-2016;

—	economic recovery and the related support measures.

CHART 1

Budgetary balance(1) from 2013-2014 to 2016-2017
(millions of dollars)

(1)	Budgetary balance within the meaning of the Balanced Budget Act.
(2)	Actual results.

1	Unless otherwise indicated, this update is based on data available as at November 11, 2014.

Highlights	3

RETURN TO A BALANCED BUDGET IN 2015-2016

The financial framework for this update confirms a balanced budget in 2015-2016.2

Revenue growth is accelerating.

—	Consolidated revenue will increase by 2.9% in 2014-2015 and 4.0% in 2015-2016.

Expenditure growth is under control.

—	Consolidated expenditure growth of 2.2% in 2014-2015 and 1.2% in 2015-2016 will restore sound public finances while protecting the government priorities of health, education and access to services for the most vulnerable people in society.

TABLE 1

Consolidated summary financial framework – December 2014
(millions of dollars)

	2014-2015	2015-2016	2016-2017
Own-source revenue	77 108	80 501	83 223
% change	3.2	4.4	3.4
Federal transfers	18 805	19 249	19 717
% change	1.4	2.4	2.4
Consolidated revenue	95 913	99 750	102 940
% change	2.9	4.0	3.2
Expenditure	–86 332	–87 058	–88 658
% change	2.4	0.8	1.8
Debt service	–10 646	–11 075	–11 594
% change	0.5	4.0	4.7
Consolidated expenditure	–96 978	–98 133	–100 252
% change	2.2	1.2	2.2
Contingency reserve	—	—	–400
SURPLUS (DEFICIT)	–1 065	1 617	2 288
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–1 285	–1 617	–2 288
BUDGETARY BALANCE(1)	–2 350	—	—
(1)	Budgetary balance within the meaning of the Balanced Budget Act.

2	The government’s five-year financial framework is presented in Section A, p. A.26.

Update on Québec’s Economic
4	and Financial Situation

QUÉBEC’S ECONOMY IS GAINING MOMENTUM

The acceleration of economy growth forecast in Budget 2014-2015 is materializing. Exports are gaining momentum, consumption is sustained and governments’ investments remain at high levels.

—	Following weak growth of 1.0% of real gross domestic product (GDP) in 2013, Québec’s economy is expected to expand by 1.6% in 2014 and 1.9% in 2015.

—	Growth will be driven primarily by exports, which have been gaining momentum since 2014.

—	Economic growth is also firming up among Québec’s main economic partners.

—	The outlook for the U.S. economy in the coming years is positive. The Québec and Canadian economies will benefit from accelerated growth in the United States.

TABLE 2

Economic growth outlook
(real GDP, percentage change)

	2013	2014	2015
Québec	1.0	1.6	1.9
Canada	2.0	2.2	2.5
United States	2.2	2.2	2.7
Euro area	–0.5	0.7	0.9
Advanced economies	1.4	1.7	2.1
Emerging economies	4.7	4.1	4.4
World	3.3	3.0	3.4

Sources:	Institut de la statistique du Québec, Statistics Canada, IHS Global Insight, International Monetary Fund and Ministère des Finances du Québec.

Highlights	5

MEASURES TO RETURN TO A BALANCED BUDGET

The budget will be balanced in 2015-2016 largely thanks to disciplined spending management.

In this regard, for 2015-2016:

—	the identified measures represent nearly 85% of the overall effort required as determined in Budget 2014-2015. This effort includes the bulk of the measures to reduce tax expenditures;

—	the balance of the measures, totalling roughly $1 billion, will be made known by Budget 2015-2016.

TABLE 3

Action to balance the budget
(millions of dollars)

		Share of
	2015-2016	identified effort
BUDGETARY BALANCE BEFORE MEASURES –
BUDGET 2014-2015(1)	–7 274
MEASURES – BUDGET 2014-2015
Control of government spending	3 078
Reduction of tax expenditures	348
Use of the contingency reserve	200
Subtotal	3 626	50%

MEASURES IDENTIFIED – DECEMBER 2014
Control of government spending
Reduction of the cost of public services	1 125		84%
Program review measures	736
Subtotal	1 861
Reduction of tax expenditures	600
Total for identified measures – December 2014	2 461	34%

BALANCE OF MEASURES TO BE IDENTIFIED BY
BUDGET 2015-2016	1 187	16%
BUDGETARY BALANCE – DECEMBER 2014	—	100%
(1)

Excluding the $49-million impact of the revenue measures and economic recovery plan announced in the June 2014 budget and the $285-million downward adjustment to program renewal costs, the budgetary balance before measures would be –$7 608 million for 2015-2016, that is, the same as forecast in Budget 2014-2015 (Budget 2014-2015 – Budget Plan, p. A.21).

Update on Québec’s Economic
6	and Financial Situation

ECONOMIC RECOVERY

The December 2014 economic and financial update announces government initiatives to enhance the economy recovery measures taken through Budget 2014-2015.

—	These initiatives will have a financial impact of $195 million over three years and will increase private sector investment, foster Québec’s transition to a green economy and encourage a new generation of farmers.

These measures are in addition to those announced in Budget 2014-2015, which represent $816 million over the same three years, and have three key pillars: the maritime strategy, relaunching of the Plan Nord and development of the oil and gas industry.

In addition, the Québec Taxation Review Committee will be proposing a revision of the tax system soon to boost Québec’s economic growth.

Lastly, public infrastructure investment remains at high levels, thereby helping bolster the economy.

—	The Québec Infrastructure Plan provides for investments totalling $11.5 billion in 2014-2015.

Highlights	7

Section B

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2014 AND 2015

1.	Québec’s economic outlook		B.3
	1.1	The economy is gaining momentum	B.3
	1.2	The upturn in exports will continue	B.9
	1.3	Non-residential investment is expected to recover	B.13
	1.4	Sustained growth in household consumption	B.18
	1.5	The residential market is nearly balanced	B.19
	1.6	Change in employment in 2014	B.20
	1.7	Demographic changes that are beginning to make themselves felt	B.22
	1.8	Comparison with private sector forecast	B.27
	1.9	Five-year economic outlook for 2014-2018	B.29
2.	A new demographic scenario		B.31
	2.1	More favourable demographic trends	B.31
	2.2	Natural growth and migratory flows have improved	B.32
	2.3	A more positive demographic scenario, but challenges that persist	B.34
	2.4	Population aging remains a challenge	B.39
3.	The situation of Québec’s main economic partners		B.41
	3.1	The economic situation in Canada	B.42
	3.2	The economic situation in the United States	B.50
4.	The global economic context		B.61
	4.1	Growth in advanced economies is being supported mainly by the United States	B.64
	4.2	Moderate growth in the emerging economies	B.67
5.	Main risks that may influence the forecast scenario		B.71
6.	Changes in the prices of the main metals in Québec		B.75

B.1

1.	QUÉBEC’S ECONOMIC OUTLOOK

1.1	The economy is gaining momentum

In the wake of a disappointing 2013, the acceleration of the economy, forecasted in Budget 2014-2015, is materializing. Exports are picking up pace, consumption is sustained and government investments remain at high levels.

Accordingly, economic growth in Québec should stand at 1.6% in 2014 and 1.9% in 2015, compared to 1.0% growth in real gross domestic product (GDP) in 2013.

However, the results for the first two quarters of 2014 reveal that certain factors that contributed to poor economic results in 2013 are disappearing more gradually than forecast in the budget.

—	Following a 1.1% increase in the first quarter of 2014 compared to the same quarter in 2013, growth in real GDP accelerated to 1.6% in the second quarter.

—	The drop in business investment continued in the first quarter of 2014, followed by a stabilization in the second quarter. Employment is slow to pick up, but should rebound with the improved economy.

Thus, after slowing in 2013, Québec’s economic growth is on firmer footing. The rebound in exports and the good performance on the consumption side will encourage businesses to increase their investments and hiring in the coming quarters.

CHART B.1

Economic growth in Québec
(real GDP, percentage change)

Note:	Unless otherwise indicated, the information concerning Québec and Canada contained in this section reflects the historical data from Statistics Canada’s provincial economic accounts published on November 5, 2014. Forecasts are based on the quarterly economic accounts previously published by the Institut de la statistique du Québec and Statistics Canada.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.3

The increase in Quebecers’ standard of living resumes

The standard of living, as measured by real GDP per capita, has improved substantially in Québec since 2007, following a similar trend to that of economic growth.

—	The latest recession was much less severe in Québec. In 2009, Québec’s real GDP contracted 0.6%, compared with contractions of 3.1% in Ontario and 2.7% in Canada.

—	Consequently, Quebecers saw only a slight 1.7% decline in their standard of living in 2009, compared with important declines of 3.8% and 3.9% in Canada and Ontario, respectively.

—	Since 2010, Québec, Ontario and Canada have been gradually lifting their standards of living back to pre-recession levels. Thanks to economic growth, Quebecers’ standard of living has continued to increase, rapidly surpassing its 2007 level.

—	This upward trend was interrupted in 2013, when real GDP per capita rose by just 0.1% in Québec, compared with 0.8% growth in Canada’s standard of living the same year.

After stagnating in 2013, real GDP growth in 2014 and 2015 will enable Quebec’s standard of living to start improving again. It should rise at about the same pace as that expected in Ontario and in Canada.

CHART B.2

Real GDP per capita
(index 2007 = 100)

Sources:	Institut de la statistique du Québec, Statistics Canada, Ministère des Finances du Québec for forecasts for Québec and Canada, Conference Board of Canada for forecasts for Ontario.

Update on Québec's Economic and
B.4	Financial Situation

☐	Exports are the main driving force in economic growth

Exports, which are set to be the main driving force in economic growth over the next two years, will sustain growth in real GDP of 1.6% in 2014 and 1.9% in 2015.

—	The vigour of exports is a key factor that will stimulate growth in domestic demand.

—	The upturn in exports that already began in 2014 will continue. Their vigour, combined with a modest increase in imports, will ensure that the external sector contributes positively to economic growth.

—	In particular, international exports recorded robust growth in 2014 and such vitality should continue in 2015.

—	The solid performance of the U.S. economy and the depreciation of the Canadian dollar, which will have fallen from parity in 2012 to 90.5 U.S. cents on average in 2014 and to 86.2 cents in 2015, are factors that will foster Québec exports. These factors will continue to support exports in 2015.

—	Furthermore, household consumption expenditures will rise appreciably in 2014 and continue to sustain economic growth in 2015.

TABLE B.1

Real GDP and its major components (percentage change and contribution in percentage points)
	2013	2014	2015
Contribution of domestic demand	0.5	1.1	1.5
Household consumption	2.0	2.1	2.0
Residential investment	-3.7	-1.2	0.5
Non-residential business investment	-6.3	-2.0	3.1
Government spending and investment	0.7	0.5	0.0
Contribution of foreign trade	0.7	0.7	0.8
Total exports	0.4	3.1	3.5
– International exports	0.6	5.7	4.7
Total imports	-1.0	1.5	1.6
Contribution of inventories	-0.1	-0.2	-0.5
REAL GDP	1.0	1.6	1.9

Note: The figures in the table have been rounded off.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.5

■	A positive outlook for investments

Despite positive changes in output, consumption and exports, certain components of domestic demand have taken longer to pick up.

—	Non-residential business investment was down 6.3% in 2013. The downturn continued in the first quarter of 2014 with a 1.8% decrease, followed by stabilization in the second quarter, when such investment grew by a lacklustre 0.3%.

—	The brisk upturn in exports should, nonetheless, lead to a revival in investments in the second half of 2014 and in 2015.

—	In 2014, non-residential business investment will decline by 2.0% and will rise by 3.1% in 2015.

CHART B.3

Exports and non-residential business investment in Québec
(percentage change, in real terms)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.6	Financial Situation

☐	A rebound in price growth

Inflation increased gradually in 2014. In terms of annual variation, the consumer price index (CPI) rose from a trough of 0.4% in February 2014 to 1.6% in September 2014.

—	When food and energy, two more volatile components, are excluded, the CPI rose in an equivalent manner, in terms of annual variation, from 0.4% in February 2014 to 1.5% in September.

The increase in inflation reflects the bolstering of the Québec economy. Certain factors are thus exerting stronger pressure on prices in 2014:

—	more robust domestic demand and exports are spurring higher capacity utilization rates;

—	the depreciation of the Canadian dollar is putting upward pressure on the prices of certain goods and services through imports.

Inflation should strengthen and reach 1.5% in 2014. This trend should continue in 2015, with an anticipated increase in the CPI of 2.1%.

CHART B.4

Change in the consumer price index in Québec
(percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.7

☐	Accelerated growth of nominal GDP

The strengthening of the real economy and the acceleration in prices should further sustain growth in nominal GDP, which measures the value of production by incorporating the impact of prices.

—	Growth in real GDP of 1.6% in 2014 and 1.9% in 2015, combined with an anticipated increase in the GDP deflator of 1.6% in 2014 and 1.9% in 2015, should result in growth in nominal GDP of 3.1% in 2014 and 3.8% in 2015.

It should be noted that the GDP deflator, i.e. the price index that measures changes in GDP prices, is determined by two key components:

—	the prices of domestic demand, in respect of which an important indicator is the consumer price index (CPI);

—	the ratio between export and import prices, which constitutes the terms of trade.

TABLE B.2

Economic growth in Québec (percentage change)
	2012	2013	2014	2015
Real GDP	1.5	1.0	1.6	1.9
Prices – GDP deflator	1.8	0.5	1.6	1.9
Nominal GDP	3.4	1.5	3.1	3.8

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.8	Financial Situation

1.2	The upturn in exports will continue

Following a weak 0.4% increase in 2013, Québec’s total exports in real terms should grow by 3.1% in 2014 and by 3.5% in 2015. The rebound in 2014 is driven by economic bolstering in the United States, Québec’s main international trading partner, and a weaker Canadian dollar.

—	Québec’s international goods exports are especially dynamic and will grow by 6.6% in 2014 and by 5.0% in 2015.

The vigour of exports is a key factor in the growth of Québec’s overall economy, as it stimulates, in particular, business investment and job creation.

Following a 1.0% downturn in 2013, Québec’s imports should gradually gather pace. Their growth in real terms should reach 1.5% in 2014 and 1.6% in 2015.

This moderate increase reflects, notably, the gradual upswing in investment and the depreciation of the Canadian dollar, which is curbing growth in imports.

—	Moreover, Québec is a net importer of oil. Consequently, it should benefit from the recent drop in oil prices, especially through lower spending on gasoline by consumers and businesses.

CHART B.5	CHART B.6
Québec’s total exports	Québec’s total imports
(percentage change, in real terms)	(percentage change, in real terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.9

Strong growth in Québec’s international exports

Québec’s international goods exports have strengthened since the beginning of the year, rising 12.4% in value in the first eight months of the year compared to the same period in 2013.

—	In particular, Québec goods exports to the United States, by far Québec’s leading international economic partner, rose by 11.0% during the same period.

A clear improvement is apparent in most exporting sectors

The vast majority of sectors have contributed to this revival, in particular transportation equipment (+23.1%), energy products (+16.0%), machinery and equipment (+15.7%), and forest products (+10.9%).

—	Moreover, the value of metal ore exports has climbed a cumulative 52.1% in the first eight months of 2014, despite a drop in commodity prices.

Growth in Québec’s international exports should continue in 2015, in particular because of:

—	economic bolstering in the United States, Québec’s main trading partner;

—	the Canadian dollar, which should continue to depreciate in the coming quarters;

—	an increase in unfilled orders for aerospace products and parts. In Canada, such orders were up 20.7% in the first eight months of 2014 compared to the same period in 2013, which bodes well for exports from this sector in Québec.

Québec’s international goods exports
(percentage change, in nominal terms)

* Data for the first eight months of 2014 compared to the same period in 2013, on a customs basis. Source: Institut de la statistique du Québec.

Update on Québec's Economic and
B.10	Financial Situation

Stronger foreign demand for Québec products

The index of foreign demand for Québec products (IFDQP)[1] reveals the growth potential of Québec’s international goods exports, bearing in mind global economic activity.

Despite the slowdown in global growth in 2014, foreign demand for Québec products should accelerate, mainly sustained by more vigorous growth in investment by American businesses.

—	After increasing by 1.0% in 2013, foreign demand for Québec products should accelerate and grow by 2.3% in 2014 and 2.6% in 2015.

A turnaround has been under way since 2011

Between 2009 and 2011, international exports of Québec goods in real terms fell short of expectations suggested by changes in foreign demand.

—	Growth in exports was limited by the upward trend of the Canadian dollar, especially against the U.S. dollar.

More recently, Québec’s international goods exports have begun a turnaround to levels more in line with foreign demand.

—	This turnaround has occurred at a time when the Canadian dollar was falling against the U.S. dollar.

Change in the index of foreign demand for Québec products		Québec’s international exports(1) and IFDQP
(annual percentage change)		(index, 2005 Q1 = 100, in real terms)

Sources:	IHS Global Insight, Bank of Canada, Institut de la statistique du Québec and Ministère des Finances du Québec.	(1) Moving average over four quarters.
		Sources:	IHS Global Insight, Bank of Canada, Institut de la statistique du Québec and Ministère des Finances du Québec.
1

The IFDQP is an enhanced version of the index of U.S. demand for Québec products (IUSDQP), published previously. It is based on research by the Bank of Canada and makes it possible to assess the impact of global economic activity on Québec’s international goods exports. The index is estimated using the economic accounts.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.11

☐	A positive contribution of the external sector to economic growth

Net exports, which comprise both changes in exports and in imports, should contribute 0.7 pp to economic growth in 2014 and 0.8 pp in 2015.

—	In 2013, the positive contribution from the external sector was due mainly to the downturn in imports tied to weak domestic demand.

—	In 2014, the positive contribution from the external sector stems in particular from strong export growth.

Update on Québec's Economic and
B.12	Financial Situation

1.3	Non-residential investment is expected to recover

In 2014, total non-residential investment, including investments by governments and businesses, should decline by 2.0% in Québec in real terms, after falling by 3.9% in 2013.

—	In 2013, economic conditions were unfavourable to investment.

—	The feebleness of non-residential investment continued in early 2014, according to the quarterly economic accounts of the Institut de la statistique du Québec. Such investment declined by 1.5% in the first quarter, followed by a trend reversal in the second quarter when it rose by 0.6%.

—	An upturn is anticipated in 2015, when total non-residential investment should increase by 1.4%. The value, in nominal terms, of such investment should stand at $55 billion in 2015.

Non-residential business investment will spur the rally in total non-residential investment.

—	Indeed, growth in exports and the increase already observed in corporate profits should encourage companies to invest more to cope with rising demand.

CHART B.7 Total non-residential investment in Québec (percentage change, in real terms)	CHART B.8 Net operating surplus of Québec companies (percentage change, in nominal terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.13

☐	Favorable conditions for business investment

After displaying robust growth in 2012, business investment declined in 2013. Companies remained cautious and waited for confirmation of demand before pursuing investments.

Several fundamentals reveal that a revival in business investment should occur in the coming quarters.

—	On the one hand, the reinforcement of the American economy is sustaining increased demand for Québec products. Such demand is already spurring exports and will lead to more sustained job creation and a revival in investment in Québec.

—	On the other hand, the industrial capacity utilization rate in the manufacturing sector in Canada has been rising since 2009. The increase indicates, in particular, the acceleration of manufacturing output in the country.

—	The utilization rate stood at 82.0% in the second quarter of 2014 and is still slightly below its pre-recession level.

—	Industrial production in Québec, which includes in particular manufacturing, mine production and public services, is also up, expanding by 3.6% in the first seven months of 2014.

CHART B.9	CHART B.10

Non-residential business investment in Québec and U.S. GDP	Industrial capacity utilization rate in the manufacturing sector in Canada
(percentage change, in real terms)	(as a percentage)

Sources:	Institut de la statistique du Québec, Statistics Canada, IHS Global Insight and Ministère des Finances du Québec.	* Cumulative of available quarters. Source: Statistics Canada.

Update on Québec's Economic and
B.14	Financial Situation

■	A gradual revival in non-residential business investment

Following a 9.2% increase in 2012, non-residential business investment fell by 6.3% in 2013.

—	The downturn in investment continued in the first quarter of 2014, when they declined by 1.8%. This was followed by a slight increase of 0.3% in the second quarter.

—	An acceleration in non-residential business investment is anticipated starting in the second half of 2014, underpinned by the rebound in exports and higher corporate profits.

Accordingly, following a 2.0% downturn in 2014, growth in non-residential business investment in real terms should stand at 3.1% in 2015. The value, in nominal terms, of such investment should stand at more than $36 billion in 2015.

In particular, the sub-category investment in machinery and equipment should experience a more sustained upturn.

—	In the second quarter of 2014, investment in machinery and equipment increased by 1.2%. Businesses have already resumed investment in machinery and equipment to enhance their productivity and production capacity.
—	Overall in 2014, investment in machinery and equipment should decline by 1.0%, then increase by 3.8% in 2015.

CHART B.11 Non-residential business investment in Québec (percentage change, in real terms)	CHART B.12 Business investment in machinery and equipment in Québec (percentage change, in real terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.15

☐	Investments by governments remain at high levels

While pursuing their efforts to return to a balanced budget, public administrations in Québec will continue to maintain investments in infrastructure at high levels. More specifically, the Québec government has made substantial efforts in the realm of public investments since 2007.

—	Thus, government investments, especially in infrastructure, rose by more than 40% between 2007 and 2013.

—	The value of investments by all levels of government, i.e. federal, provincial and local, has stabilized at high levels. Government investments will remain at these levels in the coming years.

CHART B.13

Government investments in Québec
(index, 2002 = 100)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.16	Financial Situation

Fiscal consolidation is compatible
with the objective of economic growth[1]

The pursuit of fiscal consolidation is still appropriate

In the October 2014 issue of the Fiscal Monitor, the International Monetary Fund (IMF) reiterated the importance for advanced economies to put public finances on a firmer footing in order to reduce debt to more prudent levels. Furthermore, this objective is not incompatible with that of promoting economic growth.

—	Indeed, according to the IMF, faced with a hesitant recovery, fiscal policy must judiciously reconcile the objective of viable public finances and support for economic growth and job creation.

—	Thus, fiscal policy must be integrated into a comprehensive view of structuring measures to boost economic growth.

In addition, detailed plans are crucial to a credible fiscal policy for restoring balance to public finances. These recommendations are especially aimed at higher-debt countries facing large projected increases in health care and pension spending.

Fiscal consolidation is compatible with the objective to support economic growth

The IMF recommends that advanced economies adjust the pace and composition of fiscal consolidation in order to align efforts to return to balanced budgets with the need to foster growth.

—	According to the IMF, in a general context of budgetary control, public policies should continue to include measures to support economic growth and employment.

—	Fiscal policy can thus help support the labour market in the short term and over a longer horizon by strengthening the impact of structural reforms.

The IMF stresses that such measures can be targeted to specific groups, such as older people, to encourage them to stay in the labour market, or low-skilled workers or youth, who are at higher risk of unemployment.

Investments in infrastructure are an opportunity to be grasped

What is more, the IMF indicates that policies that facilitate infrastructure investment foster economic growth, particularly in advanced economies. The international organization believes that, with interest rates being low, this is the time to invest and that a number of advanced countries are lagging in this respect.

—	Public infrastructure investment helps increase output in the short and long term. Such expenditures should target the most efficient investments.

—	For example, the IMF estimates, in a sample of advanced economies, that an infrastructure spending increase equal to 1 percentage point of GDP increases output by roughly 0.4% the same year and 1.5% four years later.

1	International Monetary Fund, Fiscal Monitor - Back to Work: How Fiscal Policy Can Help, October 2014, and International Monetary Fund, World Economic Outlook, October 2014.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.17

1.4	Sustained growth in household consumption

Growth in household consumption expenditures is usually closely aligned with growth in disposable income. However, temporary divergences can occur in the short term because of changes in the propensity of households to consume or to save.

—	In real terms, household disposable income should increase by 1.5% in 2014 and by 2.1% in 2015.

—	Despite slower growth in disposable income in 2013, household consumption remained steady. It should grow by 2.1% in 2014 and 2.0% in 2015, thereby reaching the same pace of growth as in disposable income.

In 2014 and 2015, household consumption expenditures will benefit from the drop in oil prices and the measures recently announced by the federal government1.

CHART B.14	CHART B.15

Household consumption expenditures in Québec	Household disposable income in Québec
(percentage change, in real terms)	(percentage change, in real terms)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

_____________________________________________

1

The measures announced on October 30, 2014, in particular income splitting for families, the increase in the Universal Child Care Benefit and the increase in the amounts that can be claimed as a deduction for childcare expenses.

Update on Québec's Economic and
B.18	Financial Situation

1.5	The residential market is nearly balanced

After several years in which the number of housing starts outstripped the pace of household formation, recent changes in the Québec residential sector reveal that the market is now close to being balanced.

—	Following modest growth of 1.5% in 2014, housing starts should decline by 5.4% in 2015. They should, accordingly, reach 36 200 units in 2015, a level compatible with the pace of household formation in Québec, which is roughly 40 000 per year.

Residential investment should decline by 1.2% in 2014, then increase by 0.5% in 2015.

—	On the one hand, renovation expenditures should rise by 2.9% in 2014, spurred by the LogiRénov tax credit that the Québec government introduced last spring. They should continue to grow in 2015 and increase by 3.8%.

—	On the other hand, investment in new residential construction should fall by 6.4% in 2014 and by 4.0% in 2015.

The current balance between housing supply and needs suggests that the Québec real estate market should stabilize in the coming years.

CHART B.16	CHART B.17

Residential investment in Québec	Housing starts and household formation in Québec
(percentage change, in real terms)	(thousands of units)

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.	Sources:	Institut de la statistique du Québec, Statistics Canada, Canada Housing and Mortgage Corporation and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.19

1.6	Change in employment in 2014

Data from Statistics Canada’s Labour Force Survey (LFS) reveal that the improvement in economic statistics since the second quarter is slow to show on the employment data.

—	In 2014, the average employment level will be lower than in 2013, by 1 600 jobs. The unemployment rate in 2014 should average 7.8%.

The change in employment in Québec in 2014 contrasts with growth in other economic indicators, which show accelerated growth.

—	For example, estimated employment based on output is higher than the LFS estimate by 42 200 jobs.

This difference suggests that job creation should regain a more sustained momentum in 2015, with the expansion of exports and steady consumption that will encourage businesses to hire more workers.

—	In 2015, some 31 800 jobs should be created, a 0.8% increase. The unemployment rate should fall to 7.7%.

CHART B.18

Change in employment in Québec
(total number of jobs)

Sources: Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.20	Financial Situation

☐	Productivity has improved markedly

The change in employment and output statistics reveals a significant improvement in productivity in 2014.

—	Indeed, output per job should rise by 1.6% in 2014, a reflection of the willingness of businesses to fully utilize their resources before stepping up the hiring of new workers.

Although in the coming years the labour pool will increase less rapidly than in the past, economic growth in Québec will continue through enhanced productivity.

—	From 2015 to 2018, productivity should increase, on average, by 0.9% per year.

—	In this way, the Québec economy and the labour market will adjust to the aging of the population.

CHART B.19

Real GDP per job
(annual percentage change)

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.21

1.7	Demographic changes that are beginning to make themselves felt

According to the latest demographic scenario released by the Institut de la statistique du Québec2, population aging, already underway in Québec, will continue and intensify over the coming decades.

—	While the new scenario reveals slightly more favourable demographic evolution, in particular because of more sustained immigration and stronger natural growth, Québec continues to face significant demographic challenges.

☐	The number of potential workers is stagnating

The aging of the population poses a major challenge to the Québec economy, especially because of its impact on the labour pool. Indeed, the population 15 to 64 years of age, which represents the main potential labour pool, has already begun to decline.

—	Because of the decline, the relative weight of the population 15 to 64 years of age in the total population should fall from 68.0% in 2013 to 63.3% in 2021. The previous peak occurred in 1986, at 69.9%.

The reduction in the potential labour pool will affect Québec’s economic growth in the coming decades.

TABLE B.3

Change in the population of Québec
(population in thousands, annual percentage change and breakdown in the total population as a percentage)

	Population 15 to 64 years of age			Total population
			Share in total
	Level	Change	population	Level	Change
2013	5 544.1	0.1	68.0	8 154.0	0.9
2014	5 541.3	-0.1	67.5	8 214.7	0.7
2015	5 542.0	0.0	66.9	8 282.1	0.8
2016	5 538.3	-0.1	66.3	8 348.3	0.8
2017	5 533.7	-0.1	65.8	8 413.8	0.8
2018	5 526.1	-0.1	65.2	8 478.7	0.8
2019	5 514.9	-0.2	64.6	8 542.8	0.8
2020	5 500.5	-0.3	63.9	8 606.1	0.7
2021	5 489.9	-0.2	63.3	8 668.4	0.7

Sources:  Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

_______________________________________________

2	Reference demographic scenario released on September 8, 2014. For details, see section “A New Demographic Scenario”.

Update on Québec's Economic and
B.22	Financial Situation

Change in part-time employment in Québec and in Canada

An increase in the share of seniors in the total population leads to an increase in the number of part-time workers, as seniors are more likely to choose to work part time than the average worker.

—	In 2013, for example, 45.1% of workers aged 65 and over held a part-time job, compared to 19.2% for all workers.

In Québec, these new part-time jobs are filled by people who choose this type of work on a voluntary basis.

As a result, Québec has not seen a significant increase in the proportion of involuntary part-time workers in recent months, despite an increase in this type of work.

—	In 2013, the share of involuntary part-time workers in Québec was 23.7%. During the last 12 months, this proportion averaged 23.8%, while part time employment increased during this period.

—	Currently, the level of involuntary part-time employment is similar to the pre-recession level, unlike in Canada, which still has a significantly high level of this type of employment.

Involuntary part-time employment (as a percentage of total part-time employment, 12-month moving average)

Sources: Statistics Canada and Ministère des Finances du Québec.

Note:	Since Statistics Canada does not adjust this data for seasonal variation, a 12-month moving average must be used to analyze monthly data.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.23

☐	Changes to adjust to a new demographic situation

■	Québec’s labour market has caught up to Canada’s

In recent years, Québec’s labour market has succeeded in adapting to demographic changes. The vitality of the labour market has made it possible to substantially reduce and even to eliminate the gaps between Québec and Canada, in particular as regards the labour force participation rate and the employment rate.

—	In 2000, in Québec, the labour force participation rate in the 15 to 64 age group, i.e. the proportion of individuals who are employed or actively seeking employment in this population bracket, was 2.8 percentage points (pp) lower than the rate in Canada. In 2013, it exceeded by 0.1 pp the rate in Canada.

—	In 2000, the employment rate in the 15 to 64 age group, i.e. the proportion of individuals who are employed in this population bracket, was 3.8 pp lower than the rate in Canada. In 2013, the gap had virtually disappeared.

The increase in the labour force participation rate and the employment rate in the 15 to 64 age group in Québec represents a positive change. However, it also means that future gains in terms of the labour force participation rate and the employment rate in this population segment will henceforth be more limited.

—	Economic growth and Quebecers’ prosperity will hinge more extensively on optimal use of existing capital and human resources.

TABLE B.4

Change in the labour market – Population 15 to 64 years of age (percentage rate)
					Labour force
	Unemployment rate		Employment rate		participation rate
	Québec	Canada	Québec	Canada	Québec	Canada
1980	10.1	7.6	60.8	66.1	67.7	71.6
1990	10.5	8.2	65.3	70.3	72.9	76.6
2000	8.5	6.9	67.1	70.9	73.4	76.2
2011	7.8	7.5	71.4	72.0	77.4	77.8
2012	7.8	7.3	71.6	72.2	77.7	77.9
2013	7.7	7.2	72.2	72.5	78.2	78.1

Source: Statistics Canada.

Update on Québec's Economic and
B.24	Financial Situation

■	Gains are still possible, especially for experienced workers

From a long-term perspective, the population aged 65 and over will growth faster than the population aged 15 to 64.

Despite the reduction in the potential labour pool, progress on the labour market is still possible in the coming years, in particular in the category of experienced workers, who are now under-represented on the labour market.

For example, in 2013, the employment rates in the population 55 years of age or over in Québec were still below the rates in Canada:

—	the employment rate in the population 55 to 59 years of age stood at 67.9% in Québec, compared with 69.5% in Canada;

—	the employment rate in the population 60 to 64 years of age stood at 41.8% in Québec, compared with 50.0% in Canada;

—	the employment rate in the population 65 to 69 years of age stood at 17.8% in Québec, compared with 24.4% in Canada.

In the short term, the improvement in these employment rates could mitigate the negative impact on economic growth of the aging of the population by increasing the labour supply and enhancing the potential labour pool.

However, the characteristics of these age groups mean that the economic impact of the decline in the 15 to 64 age group can only be partially offset.

—	For example, the older cohorts are more likely to work part time, thereby reducing the potential supply of working hours.

—	Furthermore, elderly workers are hardly likely to remain in the labour force when they become unemployed.

TABLE B.5

Employment rate by age group in 2013 (rate in per cent, difference in percentage points)
	Québec	Canada	Difference
15 – 24 year olds	58.1	55.1	+3.0
25 – 54 year olds	81.7	81.5	+0.2
55 – 59 year olds	67.9	69.5	-1.6
60 – 64 year olds	41.8	50.0	-8.2
65 – 69 year olds	17.8	24.4	-6.6
Source: Statistics Canada.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.25

■	Productivity will become the main factor of economic growth in Québec

Between 2008 and 2013, growth in the potential labour pool, the higher employment rate and enhanced productivity sustained economic growth. This trend is destined to change.

—	In 2014 and 2015, growth in the 15 to 64 age group should stagnate and not contribute to economic growth. Productivity gains and a higher employment rate will support real GDP growth.

—	From 2016 onwards, the potential labour pool should decline slightly according to the demographic scenario, thereby reducing economic growth. Additional gains in the employment rates will also be harder to achieve once the potential gains have been made.

—	In the longer term, productivity gains will mainly support real GDP growth.

■	Capital investments are a key component

The impact of the anticipated changes on the labour market may be offset by attaching greater importance to the role of investment and capital stock, which are essential determinants of productivity.

Public policies aimed at enhancing the attraction of capital and encouraging investment can foster this transition.

—	Healthy public finances, competitive taxation, and adequate allocation of infrastructure and public capital are such instruments. Public policy should also promote better use of the available capital and labour.

TABLE B.6

Contribution of factors to Québec’s economic growth (percentage change and contribution in percentage points)
		1982-2007	2008-2013	2014-2015	2016-2020
Real GDP (variation)		2.1	1.3	1.7	1.6
Growth factors (contribution):
–	Potential labour pool(1)	0.6	0.6	0.0	-0.1
–	Employment rate(2)	0.6	0.3	0.4	0.9
–	Productivity(3)	0.8	0.5	1.3	0.8

Note: Since figures are rounded off, they may not add up to the total shown.
(1) Population 15 to 64 years of age.
(2) Total number of workers over the population 15 to 64 years of age.
(3) Real GDP per job.
Sources:  Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.26	Financial Situation

1.8	Comparison with private sector forecast

The economic growth forecast of the Ministère des Finances du Québec for 2014 and 2015 is comparable to the average private sector forecast. It is slightly lower than the average private sector forecast which provides a measure of prudence.

—	In 2014, the forecast 1.6% growth in real GDP is 0.1 percentage point below the average private sector average of 1.7%.

—	For 2015, anticipated real GDP growth is 1.9%, which is also slightly below the average private sector forecast of 2.0%.

CHART B.20	CHART B.21
Economic growth in Québec in 2014	Economic growth in Québec in 2015
(real GDP, percentage change)	(real GDP, percentage change)

Source:	Ministère des Finances du Québec summary as of November 7, 2014, which includes the forecasts of 11 private sector institutions.	Source:	Ministère des Finances du Québec summary as of November 7, 2014, which includes the forecasts of 11 private sector institutions.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.27

TABLE B.7

Québec’s economic outlook (percentage change, unless otherwise indicated)
		2013	2014	2015
Output
Real gross domestic product		1.0	1.6	1.9
–	Budget 2014-2015	1.1	1.8	2.0
Nominal gross domestic product		1.5	3.1	3.8
–	Budget 2014-2015	1.9	3.4	3.9
Components of GDP (in real terms)
Household consumption		2.0	2.1	2.0
–	Budget 2014-2015	2.1	2.2	2.0
Government spending and investment		0.7	0.5	0.0
–	Budget 2014-2015	1.1	0.2	0.1
Residential investment		-3.7	-1.2	0.5
–	Budget 2014-2015	-5.1	-0.5	-0.4
Non-residential business investment		-6.3	-2.0	3.1
–	Budget 2014-2015	-6.0	1.3	5.3
Exports		0.4	3.1	3.5
–	Budget 2014-2015	3.8	3.0	3.8
Imports		-1.0	1.5	1.6
–	Budget 2014-2015	0.5	1.9	2.1
Labour market
Job creation (thousands)		47.8	-1.6	31.8
–	Budget 2014-2015	47.8	31.3	46.3
Unemployment rate (%)		7.6	7.8	7.7
–	Budget 2014-2015	7.6	7.5	7.2
Other economic indicators
Nominal household consumption (excluding food and rent)		3.3	3.4	3.6
–	Budget 2014-2015	2.9	3.3	3.7
Wages and salaries		2.3	2.2	3.5
–	Budget 2014-2015	2.2	2.7	3.6
Household income		2.3	2.8	3.7
–	Budget 2014-2015	2.4	2.8	3.5
Net operating surplus of companies(1)		-10.4	5.2	6.4
–	Budget 2014-2015	-7.1	4.4	5.4

(1)	According to the new nomenclature used by Statistics Canada, the net operating surplus of companies includes, in particular, the profits and investment income of enterprises.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.28	Financial Situation

1.9	Five-year economic outlook for 2014-2018

The five-year forecast of the Ministère des Finances du Québec is comparable to that of the private sector regarding real GDP growth, price increases and nominal GDP growth.

—	Real GDP is expected to grow at an average rate of 1.7% from 2014 to 2018, compared with the private sector forecast of 1.8%.

—	Nominal GDP is expected to grow at an average rate of 3.5% from 2014 to 2018, compared with the private sector forecast of 3.6%.

TABLE B.8

Québec’s economic outlook – Comparison with the private sector (percentage change)
							Average
	2013	2014	2015	2016	2017	2018	2014-2018
Real GDP
Ministère des Finances du Québec	1.0	1.6	1.9	1.8	1.7	1.6	1.7
Private sector average		1.7	2.0	1.9	1.7	1.6	1.8
Price increases(1)
Ministère des Finances du Québec	0.5	1.6	1.9	1.7	1.7	1.7	1.7
Private sector average		1.7	1.7	1.9	1.9	1.9	1.8
Nominal GDP
Ministère des Finances du Québec	1.5	3.1	3.8	3.5	3.5	3.3	3.5
Private sector average		3.4	3.7	3.7	3.7	3.6	3.6

Note: Since figures are rounded off, they may not add up to the total shown. (1) GDP deflator.
Source:	Ministère des Finances du Québec summary as of November 7, 2014, which includes the forecasts of 11 private sector institutions.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.29

2.	A NEW DEMOGRAPHIC SCENARIO

On September 8, 2014, the Institut de la statistique du Québec (ISQ) made public new population forecasts for Québec3 that cover the period 2011-2061. The previous version, up to 2056, dated from 2009.

The Ministère des Finances du Québec is relying on the ISQ’s reference demographic scenario to establish its economic and budgetary forecasts. The scenario is dubbed “reference scenario” since it is based on what are deemed to be the most plausible hypotheses.

2.1	More favourable demographic trends

Since the mid-2000s, the unfavourable differences previously observed with the rest of Canada in terms of population growth have dwindled.

—	Over the past five years, average annual growth in the population was 0.9% in Québec, 1.0% in Ontario, and 1.1% in Canada.

—	Demographic growth rates are thus converging, while a bigger gap prevailed previously. In 2000, growth in Québec’s population was 0.5 percentage point (pp) below the rate in Canada and 1.1 pp below that in Ontario.

Natural growth and net migration are the two main components of population growth that account for the catching up.

CHART B.22

Growth in the population of Québec, Canada and Ontario
(annual percentage change)

Source: Statistics Canada.
_________________________________
3	Institut de la statistique du Québec, Perspectives démographiques du Québec et des régions, 2011-2061. Édition 2014, September 2014.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.31

2.2	Natural growth and migratory flows have improved

Since 2006, Québec has displayed a total fertility rate4 that is higher than the Canadian average and the Ontario rate.

—	In 1987, when the total fertility rate reached a trough of 1.36 in Québec, it stood at 1.58 in Canada and in Ontario.

—	In 2011, the number of children per woman stood at 1.68 in Québec, compared with 1.61 in Canada and 1.52 in Ontario.

The flow of international immigrants to Québec has corresponded, for the past five years, to just over 53 000 per year, i.e. roughly 0.7% of the total population, which is close to the Canadian and Ontarian average of 0.8%.

—	In 2000, international immigration to Québec represented 0.5% of its total population, a proportion that was markedly lower than those in Canada and Ontario, which were 0.8% and 1.3%, respectively.

CHART B.23 Total fertility rate (average number of children per woman of child-bearing age)	CHART B.24 Flow of immigration (annual flows of international immigrants as a percentage of the total population)

Sources:	Institut de la statistique du Québec and Statistics Canada.	Source:	Statistics Canada.

_____________________________________________

4	This rate corresponds to the average number of children that a woman would have during her reproductive life.

Update on Québec's Economic and
B.32	Financial Situation

Lastly, Québec’s net interprovincial migration maintained itself, on average, at nearly -7 700 individuals between 2008 and 2013.

—	It means that Québec is still losing part of its population for the benefit of the other provinces.

—	However, this loss represents half of the long-term average observed since 1972, which was -13 000 people.

CHART B.25

Québec’s net interprovincial migration
(number of people)

Source: Institut de la statistique du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.33

2.3	A more positive demographic scenario, but challenges that persist

☐	More optimistic assumptions

The new ISQ reference scenario reflects these trends and hinges on more optimistic assumptions in relation to the 2009 reference scenario, in particular:

—	a total fertility rate that would stand at 1.70 from 2021 onwards;

—	higher net migration centered on an annual volume of international immigration of 50 000 individuals and net interprovincial migration of -7 500 people per year starting in 2016;

—	constantly improving life expectancy by 2061.

TABLE B.9

Main assumptions – Reference demographic scenarios
		2014	2009	Difference
		scenario	scenario	(%)
Total population:
–	In 2025	8 912 825	8 640 445	3.2
–	In 2056	9 972 853	9 212 825	8.2
Total fertility rate		1.70	1.65	0.05	(1)
Life expectancy (men/women) in 2060-2061		87.8/90.1	85.5/89.0	2.3/1.1	(1)
Annual total net migration(2)		36 500	30 000	21.7
	Annual net international migration	44 000	40 000	10.0
	Annual international immigration	50 000	47 500	5.3
	Annual net interprovincial migration	-7 500	-10 000	25.0

(1)  Difference in percentage points.
(2)  Excludes net migration of non-permanent residents.
Source: Institut de la statistique du Québec.

Update on Québec's Economic and
B.34	Financial Situation

☐	Québec’s population will pass the 10-million mark in 2057

In light of these assumptions, growth in Québec’s population will slow in the long term but at a more moderate pace than anticipated in the previous demographic scenario (2009).

—	Between 2000 and 2013, average annual population growth stood at 0.8%. It should reach 0.6% in 2025 and 0.3% in 2061.

—	During the period 2013-2056, population growth would be roughly 0.2 percentage point (pp) higher than the previous scenario.

Consequently, according to the new demographic scenario, Québec’s population would pass the 10-million mark in 2057.

CHART B.26	CHART B.27

Total population projection	Growth in total population
(in millions of persons)	(annual percentage change)

Sources:	Statistics Canada and Institut de la statistique du Québec.	Sources:	Sources: Statistics Canada and Institut de la statistique du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.35

☐	A less marked reduction in the potential labour pool

According to the new ISQ demographic scenario, the potential labour pool, i.e. the population 15 to 64 years of age, should experience between 2015 and 2030 a less marked drop than forecast in the previous scenario (2009).

This population segment should then grow and finally reach a maximum starting in 2044.

—	Between 2015 and 2030, i.e. the peak and the trough for this cohort, the number of individuals aged 15 to 64 should fall from 5 548 802 to 5 436 445, an average decrease of 7 490 people per year.

—	After 2030, the population aged 15 to 64 should once again increase, until 2044, an average annual increase of 16 749 individuals. Such growth will, however, be lower than was the case between 2000 and 2013, which was 34 657 individuals per year.

—	After 2044, the population aged 15 to 64 will level off.

—	In 2056, the potential labour pool should thus reach 5 684 393 individuals, i.e. 389 545 more than the previous scenario anticipated.

CHART B.28

Potential labour projections
(population 15 to 64 years of age, in millions)

Source: Institut de la statistique du Québec.

Update on Québec's Economic and
B.36	Financial Situation

☐	Immigration will become the main source of population growth

While the ISQ reference scenario projects a yearly increase in births, the increase in the number of deaths will gradually dampen natural growth in the Québec population by 2034.

—	Since 2001, natural growth, i.e. the difference between births and deaths, has no longer been the main source of population growth in Québec.

Immigration now assumes that role and its importance as a source of population growth will intensify.

—	The new demographic scenario predicts net migration (international and interprovincial) of 36 500 individuals per year starting in 2016.

—	The assumption of annual international immigration of 50 000 individuals, which ensures growth in Québec’s population, is the key factor in maintaining the total balance of migration.

CHART B.29

Sources of growth in Québec’s population
(number of individuals)

(1) The projections do not include net migration of non-permanent residents.
Source: Institut de la statistique du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.37

The contribution of immigrants to the Québec labour market

Statistics Canada data enable an analysis of the makeup of workers aged 25 to 54 in the Québec labour market in terms of people born in Canada and landed immigrants.

The analysis reveals that between 2006 and 2013 immigrants accounted for the main source of growth in the segment, which is essential for the vitality of the labour market and wealth creation at a time when the Canadian-born population is declining.

—	More specifically, between 2006 and 2013, the 25 to 54 age group, which makes up nearly half of the Québec labour force, declined by 17 100.

—	The downward trend is attributable to a reduction in the number of Canadian-born individuals as the numerous baby-boomer generation age and leave the cohort. Their number fell by 179 400 between 2006 and 2013.

—	However, the decrease observed was largely offset by an increase of 147 800 in the number of landed immigrants during the same period.

Similar observations arise in the comparison of changes in the immigrant and Canadian-born population aged 25 to 54 in the labour force (people who are employed or actively seeking employment) and the employed population.

—	The immigrant population has, accordingly, played a vital role to satisfy labour needs and occupied nearly 114 900 new jobs between 2006 and 2013.

What is more, despite an improvement, an effort is still required to integrate immigrants into the labour market. Statistics reveal that the employment rates of immigrants in Québec are lower than those of immigrants in the other provinces.

Population born in Canada and landed immigrants 25 to 54 years of age
(change in thousands between 2006 and 2013)

Source: Statistics Canada.

Update on Québec's Economic and
B.38	Financial Situation

2.4	Population aging remains a challenge

Despite more favourable assumptions, the ISQ’s new demographic scenario reveals that the pace of aging of Québec’s population would remain just as rapid.

Not only will the population 65 years of age or over increase but the process will occur at the same time as the 15 to 64 age group declines by 2030, which will significantly increase the dependency ratio5.

—	Indeed, annual growth in the population 65 years of age or over will accelerate to reach, on average, 3.1% between 2013 and 2030, which is far higher growth than in other population segments.

—	The population 65 years of age or over should thus reach nearly one-quarter of the Québec population by 2030. Beyond then, the ratio would continue to rise, but more slowly, and reach 28.5% in 2061.

—	The ratio should reach 85.4 dependants for 100 persons 20 to 64 years of age in 2030, compared with a ratio of 60.5 in 2013.

—	The increase in the total ratio stems, in particular, from growth in the seniors dependency ratio, which will increase from 26.7 seniors per 100 individuals 20 to 64 years of age in 2013 to 46.2 seniors in 2030.

CHART B.30	CHART B.31

Population in the 15 to 64 age group in the total population	Demographic dependency ratio
(as a percentage)	(young people up to the age of 19 and seniors 65 years of age or over per 100 individuals 20 to 64 years of age)

Source: Institut de la statistique du Québec.	Source: Institut de la statistique du Québec.

___________________________________________________

5	The dependency ratio represents dependants, i.e. young people up to the age of 19 and seniors 65 years of age or over, in relation to the population aged 20 to 64.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.39

The population 75 years of age or over and its challenges

Longer life expectancy is giving rise to another demographic phenomenon: the increase in the number of older seniors. Indeed, projections for the 75 years of age or over group reveal a marked increase in their number and weight in the Québec population:

—	according to the new ISQ reference scenario, the number of individuals 75 years of age or over will nearly double by 2030, to 1.1 million, compared to 587 921 in 2013;

—	individuals 75 years of age or over will account for 12.3% of the total population in 2030, compared with only 7.2% of Québec’s population in 2013.

Such growth is not without consequences in respect to the expenses that this category of the population generates and governments’ ability to assume them. Public policies must be considered in order to meet this daunting challenge.

—	The increase in life expectancy is exerting significant pressure on retirement plans. Thus, the labour market should take greater advantage of the potential of experienced workers.

—	Labour force participation should be encouraged. At present, people in Québec aged 65 to 69 have the lowest labour force participation rate (18.8% in 2013) of all the Canadian provinces (the Canadian average was 25.5% in 2013).

—	The delivery of services to these age groups is a challenge. Per capita public health spending accelerates starting at 75 years old[1] .

Population aged 75 and over	Older populations
(as a proportion of the total population)	(number of individuals)

Source: Institut de la statistique du Québec.	Source: Institut de la statistique du Québec.
1

According to the Canadian Institute for Health Information, in 2012, the Québec government’s per capita health spending stood, on average, at $10 650 for individuals 65 years of age or over, compared with $2 090 for individuals under 65 years of age. It stood at $5 484 for 65 to 69 year olds, $10 519 for 75 to 79 year olds, $14 987 for 80 to 84 year olds, and $25 600 for individuals 85 years of age or over. Data on health spending are adjusted according to the province. Consequently, they do not correspond to the information presented in the budget documents of the Canadian provinces.

Update on Québec's Economic and
B.40	Financial Situation

3.	THE SITUATION OF QUÉBEC’S MAIN ECONOMIC PARTNERS

The Québec economy is open to the world and strongly integrated into the North American economy. While Québec has diversified trade in recent years, Canada and the United States remain its main trading partners.

—	In 2013, exports to these two destinations accounted for 37.6% of Québec’s GDP.

☐	Reinforcement of economic growth in Canada and the United States

After a difficult first quarter because of an especially harsh winter, growth picked up again in the spring of 2014 in Canada and the United States.

—	In the United States, economic growth should reach 2.2% in 2014, and 2.7% in 2015. Consumer spending and business investment, in particular, will sustain the American economy, as will the fact that an important part of fiscal tightening has already been carried out.

—	In Canada, real GDP should increase by 2.2% in 2014 and 2.5% in 2015. Higher household spending and a stronger U.S. economy, which will stimulate Canadian exports, will sustain the acceleration of the economy. However, the recent drop in oil prices constitutes a risk for certain oil-producing Canadian provinces.

CHART B.32

Share of exports in GDP by Québec’s trading partners
(as a percentage of nominal GDP in 2013)

(1)  Includes, in particular, China, Mexico, Japan, Brazil, India and South Korea.
Sources:  Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.41

3.1	The economic situation in Canada

In the wake of real GDP growth of 1.9% in 2012 and 2.0% in 2013, economic growth in Canada should accelerate and rise to 2.2% in 2014 and 2.5% in 2015. The forecasts are unchanged in relation to those published in June when Budget 2014-2015 was tabled.

—	Economic bolstering in the U.S. and the depreciation of the Canadian dollar should sustain Canadian exports, which will continue to be a driving force in growth.

—	The Canadian economy will also be sustained by robust consumer spending by households, which will benefit from continued low interest rates, and the measures announced by the federal government.

—	On the other hand, non-residential business investment got off to a difficult start in early 2014. It should revive in the coming quarters, sustained by growing exports and improved net corporate operating surpluses.

In nominal terms, growth in Canada’s GDP should also accelerate, from 3.4% in 2013, to 4.3% in 2014, and 4.0% in 2015.

—	Firmer growth in the real economy and the durable return of inflation closer to the Bank of Canada’s target rate should foster growth in nominal GDP.

However, the recent drop in oil prices constitutes a risk for the country, which is a net exporter of oil. Should it persist, the decline would undermine investment in the energy sector. On the other hand Canadian households could benefit from lower gasoline prices.

CHART B.33

Economic growth in Canada
(real GDP, percentage change)

Sources:  Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.42	Financial Situation

☐	Moderate domestic demand

In recent quarters, Canadian households have maintained sustained consumption. However, businesses have been reluctant to invest because of global economic uncertainty while public administrations have limited their expenditures because of budgetary constraints.

—	Accordingly, the contribution of final real domestic demand to economic growth has remained modest in 2013 and 2014.

In 2015, a rebound is anticipated in domestic demand.

—	Restored confidence in the durability of the global economic upswing should stimulate non-residential business investment. Household spending should remain steady.

☐	A labour market that slowed down in 2014

The sluggish domestic economy was primarily apparent through a slowdown in the job market during the year.

—	In the wake of 1.3% growth in 2013, job creation should rise by 0.8% in 2014, equivalent to roughly 134 000 new jobs.

—	In 2015, the acceleration of the Canadian economy should stimulate the labour market and generate 226 000 new jobs, up 1.3%.

CHART B.34	CHART B.35

Contribution of final domestic demand to real GDP growth in Canada	Job creation in Canada
(in percentage points)	(percentage change)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.43

☐	Household consumption remains sustained

Growth in household spending continues. Indeed, following a 2.5% increase in 2013, consumer spending in real terms should increase by 2.6% in 2014. In 2015, growth in household spending should maintain itself at 2.4%.

—	Renewed consumer confidence and low interest rates should continue to sustain household spending.

—	Furthermore, in 2015, the acceleration in job creation, which should lead to more robust growth in wages, will sustain consumption.

The reinforcement of consumption will promote the return of inflation to the Bank of Canada’s target rate.

☐	A temporary revival in residential investments

The housing market in Canada displayed surprising resilience in 2014. After declining by 0.4% in 2013, residential investments should increase by 1.2% in 2014, then drop by 2.4% in 2015.

—	In 2014, low mortgage rates spurred the home resale market and home construction. However, the revival will be temporary.

—	In 2015, the number of housing starts should be more closely aligned with the pace of household formation. Moreover, the gradual increase in interest rates should slow activity on the housing market.

CHART B.36	CHART B.37

Consumer spending in Canada	Residential investment in Canada
(percentage change, in real terms)	(percentage change, in real terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.44	Financial Situation

☐	A gradual upswing in non-residential business investment

After rebounding by 1.1% in real terms in 2013, non-residential business investment should decline by 1.1% in 2014.

—	The weakness of business investment stems, in particular, from the presence of excess production capacity in the economy and business confidence, which remains unsteady.

This situation should change in 2015, when non-residential business investment should grow by 2.2%.

—	Increased confidence in the persistence of the global economic recovery, advantageous credit conditions and an improvement in net operating surpluses should encourage Canadian firms to invest more extensively. On the other hand, the drop in oil prices, should it persist, will curb investment in the energy sector.

☐	Investments by governments remain high

Public investments in Canada will grow at a moderate rate but remain at high levels in the coming years, especially thanks to investments by the provincial governments.

—	The value of government investment should increase by 0.2% in 2014 and by 3.2% in 2015, to reach $80.7 billion.

CHART B.38	CHART B.39

Non-residential business investment in Canada	Government investments in Canada
(percentage change, in real terms)	(percentage change, in nominal terms)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.45

☐	Exports are strengthening

Growth in Canadian exports should continue in 2014 and 2015, in particular because of a more robust economy in the United States, Canada’s largest trading partner, and a weaker Canadian dollar.

—	After rising 2.0% in real terms in 2013, growth in Canadian exports should stand at 5.0% in 2014 and at 4.6% in 2015.

Furthermore, the anticipated gradual recovery in final domestic demand should spur imports, which will increase by 1.5% in 2014 and by 1.9% in 2015.

Commercial activity should also pick up. Net exports will make a more significant positive contribution to economic growth in Canada in 2014 and 2015.

—	This reversal of the situation since 2013 marks a striking improvement in relation to what has been observed since 2002.

—	Between 2002 and 2012, imports grew more rapidly than exports. The external sector thus contributed negatively to economic growth in Canada.

CHART B.40	CHART B.41

Canadian exports	Contribution of net exports to growth in Canada’s real GDP
(percentage change, in real terms)	(in percentage points)

Sources: Statistics Canada and Ministère des Finances du Québec.	Sources: Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.46	Financial Situation

☐	Abundant supply is leading to a drop in oil prices

Persistent geopolitical tensions have not prevented oil prices from falling by roughly 20% in October compared to the peak reached last June.

—	The price of Brent crude oil has declined by roughly US$24 since June, to nearly US$88 in October. The price of North American WTI crude oil fell by more than US$20 during the same period, to US$84 a barrel.

A combination of factors explains the drop. Excess supply in relation to global demand for oil, uncertainties that are putting a drag on growth in the global economy, especially in China and the euro area, and the appreciation of the U.S. dollar have contributed to the drop in oil prices.

Recent changes in the international oil market might signal a new equilibrium characterized by more abundant supply stemming from strong growth in American production.

—	According to the U.S. Energy Information Administration, American oil production should reach 8.5 million barrels per day (mbd) in 2014, and 9.5 mbd in 2015, its highest level since 1970.

The price of Brent crude oil should stand, on average, at US$102 in 2014 and decrease to US$90 in 2015. As for the price of WTI crude oil, it should reach, on average, US$96 in 2014 and US$86 in 2015.

CHART B.42	CHART B.43

Global oil supply and demand	Changes in oil prices
(millions of barrels per day)	(U.S. dollars per barrel)

Source: U.S. Energy Information Administration.	Sources: Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.47

☐	The Canadian dollar should continue to depreciate

The Canadian dollar should continue to depreciate in the coming quarters. Accordingly, it should stand at an average of 90.5 U.S. cents in 2014 and 86.2 U.S. cents in 2015.

The loonie has been sliding since early July and stood below 89 U.S. cents in late October, its lowest level in over five years. The fall in the Canadian dollar is attributable, in particular, to:

—	the marked drop in the prices of commodities, including oil prices;

—	the significant appreciation in the U.S. dollar against the major currencies in recent months. The value of the greenback has risen 10% against the euro since the beginning of May and 11% against the yen since mid-July.

In the coming quarters, the Canadian dollar should continue to depreciate against the U.S. dollar.

—	Canada’s monetary tightening, which will occur later than in the U.S., should lead to smaller anticipated spreads in short-term interest rates between the two countries, which will weigh on the loonie.

—	What is more, the reinforcement of the recovery in the United States at a time when the economic outlook remains rather modest elsewhere in the advanced economies should foster the continued appreciation of the U.S. dollar against major currencies.

CHART B.44	CHART B.45

Canadian dollar exchange rate	U.S. dollar exchange rate
(U.S. cents, annual average)	(US$/euro(1) and yen/US$, daily data)

Sources: Bloomberg and Ministère des Finances du Québec.	(1) The euro is shown in an inverted scale.
Source: Bloomberg.

Update on Québec's Economic and
B.48	Financial Situation

☐	Financial conditions continue to be advantageous

Global uncertainty, the persistence of an output gap in Canada and the downward pressure that will be exerted on inflation by falling oil prices should encourage the Bank of Canada to maintain its accommodative monetary policy for an extended period.

—	Consequently, the Bank of Canada should not raise its key interest rate before the end of 2015.

Furthermore, since Budget 2014-2015, bond yields have dropped in the major advanced economies, including Canada.

—	Accordingly, while the yield on 10-year federal bonds stood at 2.3% in June, it fell to 2.1% in October.

Several factors explain the decline in long-term government bond yields, including:

—	the accommodative tone of the major central banks, falling inflation expectations and neutral rates reassessed at lower levels;

—	steady demand for safe financial assets, sustained by geopolitical tension in certain regions.

The anticipated firming up of economic growth in Canada and the eventual normalization of monetary policy should lead to a gradual increase in bond yields in the coming quarters.

—	The yield on 10-year Canadian bonds should stand, on average, at 2.3% in 2014 and at 2.8% in 2015.

TABLE B.10

Canadian financial markets (average annual percentage, unless otherwise indicated)
		2013	2014	2015
Target for the overnight rate		1.0	1.0	1.0
–	Budget 2014-2015		1.0	1.4
3-month Treasury Bills		1.0	0.9	1.1
–	Budget 2014-2015		0.9	1.4
10-year bonds		2.3	2.3	2.8
–	Budget 2014-2015		2.9	3.8
Canadian dollar (in U.S. cents)		96.6	90.5	86.2
–	Budget 2014-2015		89.5	87.9
Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.49

3.2	The economic situation in the United States

☐	The outlook for the U.S. economy is favourable

After reaching 2.2% in 2013, growth in American real GDP should remain at 2.2% in 2014 then gradually accelerate to 2.7% in 2015.

The outlook for the U.S. economy is favourable over the next two years. Growth in domestic demand will sustain economic growth, especially under the influence of:

—	consumer spending, which will be spurred by, among other things, an improved labour market;

—	business investment, as companies will have to increase their production capacity eventually;

—	the public sector, which will contribute positively to growth in 2015, at a time when fiscal restraint has largely been accomplished.

Economic growth in the U.S. was, however, adjusted downward by 0.3 percentage point (pp) for 2014 and 0.2 pp for 2015 compared to Budget 2014-2015 forecasts.

—	The adjustments in 2014 stem from historic revisions in real GDP in the first quarter of 2014. Those in 2015 are attributable to weaker-than-anticipated economic growth among some of the United States’ major trading partners, which will limit, in particular, growth in exports.

CHART B.46

Economic growth in the United States
(real GDP, percentage change)

Sources: IHS Global Insight and Ministère des Finances du Québec.

Update on Québec's Economic and
B.50	Financial Situation

Domestic demand is sustaining economic growth in the US

Real GDP growth revised in the first quarter

In early 2014, certain provisions in the reform of health insurance came into force in the United States.

When the initial estimate of real GDP growth in the first quarter of 2014 was published, the Bureau of Economic Analysis (BEA) formulated hypotheses on the impact of the reform on health expenditures. The hypotheses proved to be overly optimistic.

—	In particular, the contribution of consumer spending on health services to economic growth in the first quarter fell from +1.1 percentage point (pp) to -0.2 pp between the first and last estimates.

These adjustments contributed to the downward revision of growth in real GDP in the first quarter of 2014, which fell from +0.1% in the initial estimate to -2.1% in the final estimate.

More robust domestic demand

The acceleration in U.S. economic growth in the coming years will hinge on more robust domestic demand.

In 2013, domestic demand rose by 1.9%, limited by the implementation of fiscal consolidation measures, which affected consumption.

In 2014, despite weak first-quarter growth, under the impact of a particularly harsh winter, growth in domestic demand should accelerate to 2.3% on average for the year overall.

—	Having reached an annualized rate of 0.7% in the first quarter of 2014, the rate of expansion of domestic demand rebounded by 3.5% in the second quarter. It should remain sustained in the coming quarters.

In 2015, more robust domestic demand should continue and its growth should stand, on average, at 2.9%.

Change in domestic demand in the United States (as a percentage, quarterly data at an annualized rate)

Sources: IHS Global Insight and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.51

☐	Sustained growth in consumption

After rising 2.4% in 2013, consumption should increase by 2.3% in 2014, and by 2.5% in 2015.

—	Growth in personal disposable income as a result of an improvement in the labour market will spur consumer spending.

Continued improvement in the financial position and confidence of households should also have a positive impact on growth in consumer spending.

—	The household confidence index reached 90.9 points, on average, in the third quarter of 2014, its highest level since 2007.

—	Net household wealth continued to consolidate in 2014, at 6.3 times personal disposable income, and is approaching its 2006 peak.

Accordingly, growth in consumption should be close to 2.5% in the coming years.

—	This pace of growth exceeds the average growth of 2.1% observed since the end of the recession.

CHART B.47	CHART B.48

Real consumption in the United States	Change in consumer confidence in the United States
(percentage change, in real terms)	(index, 1985 = 100, quarterly data)

Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: IHS Global Insight and Ministère des Finances du Québec.

Update on Québec's Economic and
B.52	Financial Situation

☐	The gradual reinforcement of the labour market is continuing

Since 2011, the U.S. labour market has improved steadily, and continued to strengthen in 2014.

—	After reaching an average pace of 194 000 jobs in 2013, monthly job creation stood, on average, at 229 000 from January to October 2014.

—	In October, the unemployment rate fell to 5.8%, a first since 2008.

The anticipated acceleration in business investment and consumption will more extensively support hiring in the coming years.

—	Employment should thus increase by 1.8% annually in 2014 and 2015. The unemployment rate will continue to fall, to an average of 6.3% in 2014 and 5.9% in 2015.

What is more, the consolidation of the labour market has led to structural improvements.

—	The quality of jobs has improved. Between January and October 2014, the number of involuntary part-time workers fell by 8.3% compared to the same period the preceding year.

—	The employment rate, i.e. the share of the working-age population that is employed, also started to grow. It has stood at 58.9% since the beginning of 2014 but still remains weak compared to its historic levels.

CHART B.49	CHART B.50

Change in employment in the United States	Unemployment rate in the United States
(annual percentage change)	(as a percentage, annual data)

Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: IHS Global Insight and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.53

More encouraging prospects for the American middle class,
hard hit by the recession

The financial situation of the middle class[1] is an important determinant of change indomestic demand in the United States. This socioeconomic category, which has been hard hit since the recession, recently began to benefit from the reinforcement of the labour market.

Between 2010 and 2013, the middle class did not benefit from the boom in employment

Following a contraction for all socioeconomic classes between 2007 and 2010, the real incomes of the middle class and other socioeconomic classes changed differently between 2010 and 2013.

—	Indeed, the income of the middle quintiles declined by 3.2% during this period while the income of the other socioeconomic classes grew by 0.6%.

Accelerated job creation for the middle class in 2014

Since the beginning of 2014, growth in employment for jobs that the middle class has historically filled has accelerated.

—	Indeed, growth in employment in the middle class rose by 2.1% in the first three quarters of 2014 after increasing, on average, by 0.5% annually between 2010 and 2013.

The constant reinforcement of the labour market in the United States appears to have led, recently, to the creation of more jobs for the middle class. The improvement in the financial situation of this category of households should thus more broadly support growth in consumption, business investment, and the residential sector in the coming quarters.

Change in income by socioeconomic category	Growth in employment by socioeconomic class
(average real income, index, 1989 = 100)	(as a percentage)

Sources: Federal Reserve and Ministère des Finances du Québec.	(1) First three quarters of 2014.
Sources: Bureau of Labor Statistics and Ministère des Finances du Québec.
1

There is no unanimously accepted definition of the middle class. For the purposes of employment in the United States, jobs in the maintenance, installation, construction, sales, administration, production of goods and transportation sectors were used. As for incomes, households with incomes that fall into the middle quintiles, i.e. the 2nd , 3rd and 4th quintiles, were selected, representing 60% of households.

Update on Québec's Economic and
B.54	Financial Situation

☐	Conditions favourable to business investment

After reaching 3.0% in 2013, growth in real business investment should rise to 5.6% in 2014 and 6.0% in 2015.

Several factors will indeed support growth in investment.

—	The relatively high production capacity utilization rate of businesses, which has stood, on average, at nearly 79% since the beginning of the year, should encourage firms to increase their production capacity.

—	The rising average age of equipment and facilities in recent years will compel companies to replace their outdated means of production.

—	The gradual reinforcement of consumption in the United States will further sustain demand.

Lastly, the profit margins of businesses, which are still high in the wake of restructuring spurred by the recession and still advantageous production and financing costs, will also foster growth in investments.

CHART B.51	CHART B.52

Business investment in	Production capacity utilization
the United States	in the United States
(percentage change, in real terms)	(as a percentage, quarterly data)

Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: IHS Global Insight and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.55

☐	The recovery in the residential sector continues

After growing by 11.9% in 2013, residential investment should grow by 3.7% in 2014 and accelerate to 12.8% in 2015.

—	In 2014, growth in real residential investment was tempered by the negative impact of harsh climatic conditions early in the year and by a slowdown in the pace of household formation.

—	Moreover, higher residential property prices and the tightening of credit conditions also curtailed growth in the U.S. real estate sector and encouraged a number of new households to turn to the rental market.

Despite these factors, some of which are temporary, housing starts should pursue their acceleration and stand at 1.0 million units in 2014 and 1.3 million units in 2015. Such growth will be fostered by:

—	ongoing improvement in the labour market for young households at a time when first buyers account for roughly 16% of new home purchases;

—	demographic factors, at a time when the population between 25 and 34 years of age should increase on average by 1.3% in 2014 and 2015, a pace that exceeds the average of 0.9% observed since the early 2000s.

Anticipated housing starts in the coming years will, however, fall well below the peak of 2.1 million units observed in 2005.

CHART B.53	CHART B.54
Residential investment in	Housing starts in
the United States	the United States
(percentage change, in real terms)	(in millions of units)

Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: IHS Global Insight and Ministère des Finances du Québec.

Update on Québec's Economic and
B.56	Financial Situation

A changing real estate market in the United States

Robust growth in the multi-family dwelling sector

Since the end of the recession, the rebound in the residential construction sector has been concentrated mainly in the multi-family dwelling sector, i.e. condos, duplexes and multiplexes.
Indeed, housing starts for multi-family properties are approaching their previous peak reached in 2005. On the other hand, housing starts of single-family properties are below their previous peak.

This situation reflects the changes that have affected the U.S. real estate market, which have led to strong demand for rental housing and a drop in the home ownership rate closer to the levels observed in the late 1990s.

Construction of single-family homes should revive

Young households, which experienced a drop in income during and after the 2008-2009 recession, turned more extensively to rental housing, to the detriment of single-family properties.

This change of behaviour is affecting growth in residential investments, as the construction costs of a single-family unit are more than double the construction costs of a multi-family dwelling.

Improved labour market conditions should bolster demand for single-family residences. However, the preference of young people for multi-family housing units represents a trend that may persist.

Housing starts(1)	Average income and home ownership
rate of young households(1)
(index, 2005 = 100)	(in thousands of dollars and as a percentage)

(1) The year 2014 corresponds to the average from January to September.	(1) Households headed by a person aged 44 or under and average income in 2013 dollars.
Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: US Census Bureau and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.57

☐	The government sector is no longer curbing growth

After falling, on average, by 2.2% per year between 2011 and 2013, spending by all governments in the U.S. should decrease by 0.4% in real terms in 2014. Such spending should grow by 0.4% in 2015.

Accordingly, the government sector should contribute positively to economic growth starting in 2015, mainly under the impact of:

—	a gradual increase in state and local governments’ tax revenues, which will enable them to increase expenditures, in particular spending on education;

—	military spending stemming in particular from U.S. military intervention in Iraq and Syria.

The U.S. federal government should, however, pursue its fiscal consolidation efforts during the next two years but at a slower pace than in previous years.

—	Overall, the U.S. federal government’s expenditures should decline in real terms by 2.4% in 2014 and by 0.4% in 2015.

—	According to the Congressional Budget Office, a federal agency that provides non-partisan analysis to Congress, the U.S. federal government’s deficit should fall from 4.1% of GDP in 2013, to 2.8% in 2014 and to 2.6% in 2015.

CHART B.55	CHART B.56
Government expenditures in	United States federal, state and
the United States	local governments’ expenditures
(percentage change, in real terms)	(percentage change, in real terms)

Sources: IHS Global Insight and Ministère des Finances du Québec.	Sources: IHS Global Insight and Ministère des Finances du Québec.

Update on Québec's Economic and
B.58	Financial Situation

☐	The uncertain international context is slowing exports

After reaching 3.0% in 2013, the pace of growth in exports should stand at 2.9% in 2014 and 3.1% in 2015. Growth in U.S. exports will continue at a moderate pace, in particular because of:

—	weaker economic growth among several key U.S. trading partners, especially in China and in the euro area, which will adversely affect demand for American products;

—	ongoing geopolitical tension, notably in Ukraine and the Middle East, which will have a negative impact on world trade.

At the same time, following a 1.1% increase in 2013, imports should grow by 3.3% in 2014 and by 4.6% in 2015. They will be sustained mainly by:

—	more robust domestic demand in the U.S. stemming from an acceleration of growth in consumption and investments;

—	the appreciation of the U.S. dollar, which will reduce the cost of imported products.

Furthermore, the U.S. trade deficit will be partially eased by rapid development in the energy sector, which will reduce reliance on foreign oil, and by enhanced competitiveness in the U.S. manufacturing sector.

CHART B.57	CHART B.58
Change in exports and imports	U.S. dollar exchange rate(1)
in the United States
(percentage change, in real terms)	(index, March 1973 = 100)

Sources: IHS Global Insight and Ministère des Finances du Québec.	(1)	U.S. dollar exchange rate weighted by trade with the United States’ top seven trading partners, annual averages.
Sources: Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.59

☐	The U.S. Federal Reserve ends its asset-purchase program

In late October 2014, the U.S. Federal Reserve (Fed) announced that the reduction in the pace of its asset purchases begun in early 2014 had ended.

—	Despite the end of this program, the size of the Fed’s balance sheet should remain constant at least until the first increase in the key interest rate.

—	The Fed will thus continue to exert its influence on markets by pursuing the reinvestment of funds from matured securities in new securities of the same nature.

In the context of anticipated ongoing improvement in the labour market and the gradual rise in inflation, the Fed should begin to tighten its monetary policy at a restrained pace starting in the third quarter of 2015.

—	Markets are attentively awaiting the first increase in the key interest rate. The Fed must ensure that it properly communicates its intentions in order to prevent volatility in financial markets.

Accordingly, when it establishes its monetary policy, the Fed will carefully assess the economy’s progress toward its objectives of full employment and 2% inflation, in light of several economic indicators.

CHART B.59	CHART B.60
Size of the U.S. Federal Reserve’s	Key interest rate in
balance sheet	the United States
(target rate on federal funds,
(in billions of U.S. dollars)	as a percentage)

Source: U.S. Federal Reserve.	Sources: IHS Global Insight and Ministère des Finances du Québec.

Update on Québec's Economic and
B.60	Financial Situation

After reaching 3.3% in 2013, growth in the global economy should moderate to 3.0% in 2014, then rise to 3.4% in 2015.

4.	THE GLOBAL ECONOMIC CONTEXT

—	The slowdown in 2014 is attributable, in particular, to the deceleration in growth in the emerging economies. The pace of growth of the advanced economies has increased in relation to 2013, but unevenly among countries.

Growth in the advanced economies should intensify in 2015, but economic performance among countries will continue to be uneven.

—	The United States is resuming its role as a main driving force of global economic growth. Following a 2.2% rise in real GDP in 2014, economic growth should accelerate in 2015, sustained by more robust domestic demand.

—	The euro area will see sluggish growth in economic activity in 2014 and 2015, following the decline posted in 2013.

—	In Japan, the increase in the consumption tax in April led to an economic recession in 2014. Growth in real GDP should remain modest in 2015.

Moreover, global growth in 2015 will continue to be sustained by the emerging economies, which will experience higher rates of growth than those in the advanced economies, despite an anticipated slowdown in China.

CHART B.61

Global economic growth
(real GDP in purchasing-power parity, percentage change)

Note: The growth rates of the global economy presented in Budget 2014-2015 have had to be recalculated following the International Monetary Fund’s update of its purchasing-power parity weights. For more details, see the box on page B.70.
Sources: IHS Global Insight, International Monetary Fund and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.61

q World trade is growing slowly

According to the World Trade Organization (WTO), growth in global trade in goods should stand at 3.1% in 2014 and at 4.0% in 2015.

This gradual expansion of world trade will be driven mainly by more robust demand from advanced economies as a result of the gradual acceleration of their economic growth.

The WTO world trade growth forecast has, however, been lowered by 1.6 percentage point in 2014 and by 1.3 percentage point in 2015 compared to the April 2014 forecast.

—	The global trade outlook has indeed darkened because of the slowdown in the emerging economies, especially China, and difficulties in the euro area.

—	Moreover, the presence of significant worldwide geopolitical tensions and concerns linked to the spread of the Ebola virus will keep growth in world trade below the expected level.

CHART B.62	CHART B.63

Global trade in goods	Goods imports from the advanced
and emerging economies
(percentage change, in real terms)	(monthly data, in real terms)

Source: World Trade Organization.	Note: Average of year-over-year changes in the previous six months.
Sources: CPB Netherlands Bureau for Economic Policy Analysis and Ministère des Finances du Québec.

Update on Québec's Economic and
B.62	Financial Situation

Renewed uncertainty since June

Since the publication of the June 2014 budget, there has been growing uncertainty in several regions of the world that is hampering global economic growth. Such uncertainty should continue to limit global growth in 2015.

Numerous sources of uncertainty

There are several sources of uncertainty, especially the conflict in Ukraine, which has led to economic sanctions and reprisals between the countries concerned, the worsening conflict in the Middle East, especially in Syria and Iraq, the spread of the Ebola virus in West Africa, and the slowdown in the Chinese real estate sector.

Growth prospects in Europe and Asia are affected

This uncertainty has weighed on the confidence of entrepreneurs and consumers, in particular in Germany and Russia.

–	Surveys published in October revealed an erosion of German entrepreneurs’ confidence in the country’s current and future economic conditions. They mentioned geopolitical tensions as the main cause of their pessimism, because of the significant economic links of Germany with Russia and with several Eastern Europe countries.

Furthermore, the slowdown in the real estate sector is putting a damper on economic growth in China, despite the introduction by government authorities of measures to support growth.

–	Because of their economic ties with China, several other Asian and emerging economies are being affected.

German Purchasing Managers’	Real estate prices and
Index(1)	investment(1) in China
(diffusion index)	(annual percentage change)

(1) Markit Purchasing Managers Index (PMI).	(1) Cumulative annual change since the beginning of the year.
Source: Bloomberg.	Sources: Bloomberg and Datastream.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.63

4.1	Growth in advanced economies is being supported mainly by the United States

Advanced economies should grow by 1.7% in 2014 and by 2.1% in 2015, following growth of 1.4% in 2013. Domestic demand should gradually strengthen because of the reduction in the impact of budgetary adjustment measures and the positive impact of lower oil prices.

—	The monetary policies of the central banks, including the European Central Bank, the Bank of Japan and the U.S. Federal Reserve (Fed), will remain accommodative, despite the end of the Fed’s asset-purchase program.

However, the performance of advanced economies will remain uneven while weakness of the major economies in the euro area will counterbalance the impetus given by the U.S. economy.

—	In the United States, growth should intensify as domestic demand hinges on favourable economic fundamentals. The improvement in the labour market will benefit household consumption and the residential sector, which in turn will stimulate investments.

—	In the euro area, economic prospects in Germany, the main economy in the region, have temporarily darkened. The gradual recovery will continue in the euro area, but the persistence of low inflation and high unemployment will continue to weigh on consumption and investments.

CHART B.64	CHART B.65

Real GDP of the advanced	Industrial production and Ifo(1)
economies	Business Climate Index in Germany
(index, quarterly data, maximum pre-crisis level = 100)	(annual percentage change, unless otherwise indicated)

Sources: IHS Global Insight and Ministère des Finances du Québec.	(1) Ifo Index, base 100 = 2005.
Source: Bloomberg.

Update on Québec's Economic and
B.64	Financial Situation

Population aging is a worldwide challenge

Population aging is a phenomenon that is not unique to North America. Indeed, the aging of the population will, from now on, adversely affect the growth of several economies in the world, which has been sustained in recent decades by favourable demographic trends.

–	This factor will simultaneously affect, at different paces, the emerging and the advanced economies.

According to Moody’s credit rating agency as well as the Conference Board, it seems that population aging has begun to make itself felt on global economic growth.

–	The Conference Board estimated that aggregate growth in a sample of 55 advanced and emerging economies will be reduced by 0.4 percentage point (pp) a year between 2014 and 2019 and by 0.9 pp between 2020 and 2025 in relation to the average annual growth of 2.9% observed from 1990 to 2005 in this group of countries.

A reduction in the share of the working-age population

Population aging is leading to a decline in the share of working-age persons (15 to 64 years old) in the total population. According to Moody’s, from 2015 to 2030, the global working-age population should grow by 13.6%, a pace nearly half the one observed from 2000 to 2015, which was 24.8%.

According to the United Nations’ five-year forecast, at the international level, the share of working-age persons in the total population will peak at 65.8% in 2015 and then gradually shrink.

–	In the advanced economies, the decline in the share of this segment of the population began in 2005 and will intensify starting in 2015. In the emerging economies, this share should also decrease starting in 2015 but the decline will be more gradual compared with that observed in the advanced economies.

Population 15 to 64 years of age	Population 65 years of age or over
(as a percentage of the total population)	(as a percentage of the total population)

Note: Five-year data.	Note: Five-year data.
Sources:United Nations and Ministère des Finances du Québec.	Sources:United Nations and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.65

Population aging is a worldwide challenge (continued)

An increase in the portion of individuals 65 years of age or over

Another facet of the aging of the global population is the sustained growth in the portion of individuals 65 years of age or over in the total population.
–	This portion rose from 5.4% in 1970 to 7.7% in 2010 and should more than double by 2050, when it will stand at 15.6%.

–	In 2050, individuals 65 years of age or over will account for 25.8% of the population in the advanced economies and 14.0% of the population in the emerging economies.

The aging of the population is affecting economic growth

The aging of the population affects economic growth through:

–	shrinking of the working-age population growth, which contributes the most to wealth creation;
–	the labour market, which leads to a shortage of workers in certain sectors and an increase in voluntary part-time employment;
–	saving and consumption habits, which tends to shift demand more extensively toward the service sector, in particular health services;
–	public finances, as aging limits growth in government revenues and increases government expenditures, especially because of pressure on public spending on healthcare and retirement plans.

The impact of these factors differs from one country to the next, in particular because of the characteristics of each country and the rapidity of the aging process. Nevertheless, according to the Conference Board, several major economies in the world will experience slower trend growth in the coming decades.

Conference Board projection of trend growth in real GDP(1)
(average annual growth, as a percentage)

(1) Average annual growth according to data published by the Conference Board (November 2013). Source: Conference Board.

Update on Québec's Economic and
B.66	Financial Situation

4.2	Moderate growth in the emerging economies

After standing at 4.7% in 2013, growth in the emerging economies slowed to 4.1% in 2014, thus pursuing a trend that began in 2010.

—	The slowdown in 2014 was significant in several emerging economies, including China, Russia and Brazil, with Brazil having seen a recession in the first half of the year.

In 2015, growth in the emerging economies should gradually strengthen and stand at 4.4%. Their exports will benefit from stronger growth in the advanced economies and their domestic demand should benefit from government measures to support growth.

—	To support the real estate sector, Chinese authorities have recently eased the restrictions imposed on the sector, which have been in force since 2010, and have injected liquidity into the banking sector.

—	In India, the government has also introduced reforms aimed at reviving investments and supporting growth.

Geopolitical tensions and the drop in commodity prices are, however, a source of economic difficulties for a number of emerging economies. What is more, growth in the emerging economies could be limited by the impact of the normalization of U.S. monetary policy, which could lead to capital withdrawals in certain countries.

CHART B.66	CHART B.67
Growth in emerging economies	Growth in emerging economies
(real GDP, in purchasing power parity,	(real quarterly GDP,
annual percentage change)	annual percentage change)

Sources: IHS Global Insight, International Monetary Fund and Ministère des Finances du Québec.	Sources: Bloomberg and Datastream.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.67

☐	Outlook by country

In Canada, economic growth should increase from 2.0% in 2013 to 2.2% in 2014 and 2.5% in 2015. Household spending and the acceleration of the U.S. economy, which will stimulate Canadian exports, will sustain economic growth. The fall in oil prices nevertheless poses a risk for the Canadian energy sector.

In the United States, the outlook for economic growth is favourable. It should stand at 2.2% in 2014, then accelerate to 2.7% in 2015. Domestic demand, sustained by consumer spending and business investment, will foster the expansion of the U.S. economy.

TABLE B.11

Economic growth outlook in the world(1)
(real GDP, percentage change)
		Weight(2)	2013	2014	2015
World(2),(3)		100.0	3.3	3.0	3.4
–	Budget 2014-2015		3.1	3.4	3.8
Advanced economies(2),(3)		43.9	1.4	1.7	2.1
–	Budget 2014-2015		1.3	2.0	2.4
Canada		1.5	2.0	2.2	2.5
–	Budget 2014-2015		2.0	2.2	2.5
United States		16.6	2.2	2.2	2.7
–	Budget 2014-2015		1.9	2.5	2.9
Euro area(2)		12.7	-0.5	0.7	0.9
–	Budget 2014-2015		-0.4	0.9	1.4
United Kingdom		2.3	1.7	2.8	2.4
–	Budget 2014-2015		1.7	2.6	2.5
Japan		4.7	1.5	0.6	0.9
–	Budget 2014-2015		1.6	1.3	1.1
Emerging economies(2),(3)		50.4	4.7	4.1	4.4
–	Budget 2014-2015		4.5	4.5	4.9
China		15.2	7.7	7.3	7.0
–	Budget 2014-2015		7.7	7.3	7.2
India		6.5	5.0	5.2	5.9
–	Budget 2014-2015		4.5	5.3	6.0
(1)

The growth rates of the world economy presented in the June budget have had to be recalculated following the International Monetary Fund’s update of its purchasing power parity weights. For more details, see the box on page B.70.

(2)	Growth is expressed in purchasing power parity. Weights are those in 2012.
(3)	The total weight of advanced and emerging economies does not equal 100 because statistics for developing economies are not included in this table.

Sources: IHS Global Insight, International Monetary Fund, Datastream, Statistics Canada and Ministère des Finances du Québec.

Update on Québec's Economic and
B.68	Financial Situation

In the euro area, after two years of decline, economic activity should remain modest, growing by 0.7% in 2014 and by 0.9% in 2015. This change is attributable to the aftermath of the financial and sovereign debt crises, which led to a high level of unemployment and indebtedness. However, the initiatives of the European Central Bank should enable the euro area to avoid deflation, in particular due to a weaker euro.

In the United Kingdom, economic growth should intensify from 1.7% in 2013 to 2.8% in 2014 and to 2.4% in 2015. The country should thus record the highest growth in real GDP among the G7 countries in 2014. Robust household consumption and private investments are underpinning growth. On the other hand, exports remain limited by weak growth in the euro area, the United Kingdom’s main economic partner.

In Japan, there was strong growth in the first quarter, followed by a technical recession in 2014, primarily as a result of the increase in the sales tax, which was raised from 5% to 8% in April and considerably curbed household consumption. A gradual recovery is expected in the coming quarters, when lower energy prices should help boost the purchasing power of consumers. After rising by 1.5% in 2013, real GDP will grow by 0.6% in 2014 and by 0.9% in 2015.

In China, the economy is pursuing its gradual moderation. After reaching 7.7% in 2013, economic growth is expected to slow to 7.3% in 2014 and to 7.0% in 2015. The stimulus measures that government authorities adopted in 2014, which include increased infrastructure spending and the easing of the restrictions imposed on the real estate market, should help support domestic demand, which will, however, be weakened by a downturn in the real estate sector.

In India, real GDP growth should accelerate, from 5.0% in 2013 to 5.2% in 2014 and to 5.9% in 2015. It will benefit from a rally in business investment, which should in turn benefit from the reforms that the new government has adopted to alleviate administrative constraints. Moreover, sound economic performance in the United States and the United Kingdom, which are important trading partners for India, should promote growth in exports.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.69

Revision of the weights of the world economies
according to purchasing power parity

The calculation of global economic growth requires the attribution of weighting factors to growth in different countries.

–	The weighting factors are elaborated based on the results of the International Comparison Program (ICP), a sweeping statistical operation headed by the United Nations that seeks to compare the purchasing power in the local currency of different countries.

In June 2014, the results of the ICP for 2011 were published and benefited from significant methodological enhancements. Previously, the economic weights of countries were extrapolated using the findings from the ICP for 2005.

–	Following the update, the importance accorded to emerging economies and the developing economies increased significantly, rising from 50.2% to 56.1%, to the detriment of the advanced economies, whose weight declined from 49.8% to 43.9%.

–	Since growth in the emerging economies and the developing economies exceeded that in the advanced economies, the adjustment led to an upward adjustment of roughly 0.1 percentage point in global growth in 2013.

Weight of the major advanced, emerging and
developing economies in the global economy
(as a percentage, according to purchasing-power parity in 2012)

	Budget 2014-2015(1)	2014 Update(1)
Advanced economies	49.8	43.9
United States	19.5	16.6
Japan	5.5	4.7
Euro area	13.4	12.7
– Germany	3.8	3.5
– France	2.7	2.6
United Kingdom	2.8	2.3
Canada	1.8	1.5
Other	6.9	6.1
Emerging economies	45.2	50.4
China	14.7	15.2
India	5.7	6.5
Russia	3.0	3.5
Brazil	2.8	3.0
Mexico	2.2	2.1
Other	16.9	20.2
Developing economies	5.0	5.7
TOTAL	100.0	100.0
(1) Since figures are rounded off, they may not add up to the total shown. Sources: International Monetary Fund and Ministère des Finances du Québec.

Update on Québec's Economic and
B.70	Financial Situation

5.	MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

The economic and financial forecasts in this economic update hinge on several hypotheses. Risks are associated with some of them that might influence forecast changes in the Québec economy, which is open to the world.

—	A number of the risks are external. Geopolitical tensions in different regions of the world or changes in the economies of our main trading partners that are different from what was anticipated are two of the most common examples.

—	Other risks are internal. They could lead to changes in certain economic variables in Québec that are different from what was anticipated.

☐	A lag in the revival of investment and employment in Québec

The economic scenario predicts accelerated growth in Québec in 2014 and 2015. Such growth should be sustained, in particular, by the vigour noted in exports, which should lead to a rally in business investment and employment.

—	However, the upswing anticipated in business investment and employment may occur later than predicted.

Should it arise, this situation might lead to a slower acceleration in economic activity in Québec.

On the other hand, the recent drop in oil prices, above all if it persists, represents a positive risk. It could benefit Québec, which imports crude oil.

—	The drop in gasoline prices at the pump would lead to an increase in households’ purchasing power, which would in turn improve their financial

☐	Global uncertainty persists

■	Geopolitical tensions and conflicts

The global context is characterized by uncertainty that is curtailing growth prospects in several regions of the world. The sources of uncertainty include:

—	the conflict in Ukraine, which has led to economic sanctions and reprisal measures between the countries concerned, thereby lessening growth prospects in Russia and in several European countries;

—	the situation in the Middle East, which is hampering economic activity in several countries in this region and generating instability worldwide;

—	the spread of the Ebola virus in West Africa, which is having adverse effects on economic activity in the countries concerned, generating fear the world over.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.71

The economic and financial scenario hinges on the premise that such uncertainty will gradually dissipate in the coming quarters, thereby allowing global economic growth to recover in 2015.

On the other hand, should such uncertainty prove to be more persistent than anticipated or were geopolitical tensions to worsen further, the world economy might be significantly affected.

■	Ongoing difficulties in the euro area

Since the summer of 2012, successive initiatives by government authorities in the euro area and the European Central Bank have, in particular, succeeded in stabilizing the euro area banking system and reducing the spreads between yields on sovereign bonds of the member countries.

However, the euro area remains fragile. Unemployment rates in several countries remain at near-record levels, inflation is very low and economic growth in the overall area remains atone.

—	Moreover, the recent conflict in Ukraine has dampened growth prospects in Germany, the key economic driving force in the monetary union.

Should the euro area’s economic difficulties worsen, there is a risk of deflation and a return of financial turbulence that could affect certain member countries, thereby posing a negative risk to global growth.

■	Greater slowdown of the Chinese economy

China is pursuing a transition that is enabling it to better balance its sources of growth. It is shifting from a model sustained by growth in exports and investments to a model that focuses more extensively on household consumption.

This gradual transition in the Chinese economy, which will be beneficial in the long term, nevertheless poses the threat of an economic slowdown that is more severe than anticipated. In this context, the presence of imbalances is an additional challenge.

—	In particular, the heavy indebtedness of the public and private sectors, persistent excess production capacity in certain sectors and imbalances in the residential sector could lead to a bigger-than-anticipated slowdown in economic growth in China.

Such a development in the Chinese economy would adversely affect the world economy.

—	China is a key hub in global economic growth, especially because of its demand for commodities, its central position in production chains, and its role in direct foreign investment flows.

Update on Québec's Economic and
B.72	Financial Situation

☐	Stronger-than-anticipated growth in the U.S. economy

Economic growth in the U.S. has continued at a moderate pace for several years. Growth in domestic demand is still hampered by the presence of structural factors that are moderating consumption and investments.

Despite these factors, the U.S. economy is benefiting from solid economic fundamentals and its performance could prove to be surprising in the coming years. Certain components could develop more favourably than anticipated, in particular:

—	consumption, favoured by an improved labour market and renewed confidence;

—	investments and employment, spurred by oil and natural gas production, which is enabling the United States to reduce the cost of imports and enjoy a competitive advantage because of low energy costs,

Moreover, fuel prices have dropped significantly in the past few weeks, leading to a tangible increase in households’ purchasing power.

—	If the low petroleum product prices were to continue for longer than expected, it would have a very positive impact on economic growth in the United States as well as global growth in 2015.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.73

The prices of metals mined or processed in Québec, in particular aluminum, iron ore, gold, nickel and copper, are determined on international markets. The mining industry and the primary processing industry are thus subject to global economic cycles.

6.	CHANGES IN THE PRICES OF THE MAIN METALS IN QUÉBEC

For several years, metal prices have been influenced by the economic growth in China, an economy in which demand has constituted a significant share of global demand for natural resources.

—	Having reached 12.1% in the first quarter of 2010, economic growth in China gradually decelerated to 7.3% in annual change in the third quarter of 2014.

—	The world price index for metals from Québec (WPIMQ) has changed in a similar manner, from annual growth of 62.0% to -1.2% during the same period.

Furthermore, the appreciation of the U.S. dollar, which began in 2011, has also caused metal prices to fall since they are usually traded in that currency.

CHART B.68	CHART B.69

Change in economic growth	World price index for metals
in China(1),(2) and the WPIMQ(2)	from Québec and the U.S. dollar
exchange rate(1)
(WPIMQ: 2010 = 100,
(as a percentage, quarterly data)	U.S. dollar: March 1973 = 100)

(1) Prior to 2011, data on growth in China were drawn from Datastream estimates.	(1) U.S. dollar exchange rate weighted by trade with the United States’ top seven trading partners, monthly data.
Sources: Institut de la statistique du Québec, Bloomberg, World Bank and Ministère des Finances du Québec.
(2) Annual change.
Sources: Datastream, Institut de la statistique du Québec, Bloomberg, World Bank and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.75

☐	A favourable outlook for metal prices in the coming years

The world price index for metals from Québec fell between its peak in April 2011 and October 2014, from 123 to 80 points.

Despite these fluctuations, metal prices continue to stand at levels that are markedly higher than those observed in the early 2000s. According to private sector forecasters, the medium-term outlook for the prices of several metals is favourable.

—	Indeed, although it has been more moderate, growth in the emerging economies continues to support global demand for metals.

—	What is more, the acceleration in economic growth in the United States should also support demand for certain metals used to manufacture a number of consumer goods.

Consequently, the WPIMQ should increase by 1.2% in 2015. Such growth should continue in the coming years to reach 4.5% in 2016 and 3.6% in 2017.

—	Furthermore, the outlook for prices will differ from one metal to the next depending on the specific conditions of each market. Accordingly, the prices of aluminum, nickel and zinc should rise in the medium term, the price of iron ore should dwindle, and copper and gold prices should stabilize.

CHART B.70	CHART B.71

World price index for metals	World price index for metals from
from Québec(1)	Québec (excluding aluminum)(1),(2)
(index, 2010 = 100, monthly data)	(index, 2010 = 100, monthly data)

(1)	World metal prices are expressed in U.S. dollars. Forecast data are quarterly for the first 10 quarters and annual thereafter.
(2)	To take into account the aluminum processing industry in Québec, the WPIMQ now includes the price of this metal. The index excluding aluminum is comparable to the one presented in Budget 2014-2015.
Sources: Institut de la statistique du Québec, Bloomberg, World Bank and Ministère des Finances du Québec.

Update on Québec's Economic and
B.76	Financial Situation

☐	A positive outlook for the price of aluminum

In recent years, a significant increase in production in certain regions of the world has led to a lower price of aluminum.

—	In China and the Middle East, modern aluminum smelters, which have access to cheap electricity, are producing competitively-priced aluminum and have increased global supply since 2007.

—	Since April 2014, aluminum production from the Persian Gulf countries has surpassed that in North America.

However, since the beginning of 2014, the downward trend in the price of aluminum has reversed itself and the price of aluminum rose by 12.5% between January and October, to US$1 954 a tonne.

—	On the one hand, the low price of aluminum since 2012 has tempered global supply and spurred several smelters to halt their operations, especially in Europe, Brazil and India.

—	On the other hand, the price of bauxite has increased since January, as Indonesia has ceased its exports of the raw material to China.

Growth in global demand for the metal remains robust, sustained in particular by more widespread use in several fields, including the automobile industry.

—	The price of aluminum should thus increase in the coming quarters and stand, on average, at nearly US$2 000 a tonne in 2015.

CHART B.72	CHART B.73
Price of aluminum	Aluminum production in certain
regions of the world
(U.S. dollars per tonne, monthly data)	(index, 2010 = 100, monthly data)

Source: Bloomberg.	Sources: Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.77

☐	An anticipated drop in the price of iron ore and higher prices for other metals mined in Québec

The price of iron ore has fallen by nearly 40% since the beginning of 2014, mainly because of a significant influx of ore on the international market, especially from Australia.

—	In October, the price of iron stood at US$81 a tonne, a trough since September 2009. The price of iron ore should climb slightly to stabilize, on average, at nearly US$85 in 2015.

Rapid growth in the global supply of iron ore should continue in the coming years, thereby exerting downward pressure on its price.

On the other hand, the outlook is favourable for nickel and zinc prices. Copper prices should remain close to current levels.

—	Indeed, in May 2014, the price of nickel reached its highest point in over two years, at US$19 400 a tonne. Indonesia’s decision to halt exports of the resource raised fears of a shortage for Chinese producers. It has dwindled since then but should continue to rise in 2015.

—	The price of zinc also rose in 2014, sustained notably by a reduction in supply that should continue in 2015. Its price should therefore rise, to nearly US$2 300 a tonne, on average, in 2015.

—	The price of copper has remained stable in recent months at close to US$6 900 a tonne. With supply and demand on the global market being relatively balanced, the price of copper will continue to fluctuate around c urrent levels in the coming years.

CHART B.74	CHART B.75
Prices of the main industrial metals	Growth in iron ore production
in Australia and Brazil
(index, January 2013 = 100)	(as a percentage)

Sources: Bloomberg and Ministère des Finances du Québec.	Source: Morgan Stanley.

Update on Québec's Economic and
B.78	Financial Situation

☐	Stabilization of the price of gold

The price of gold fell in the first half of 2013, mainly because of reduced demand for the yellow metal. The decrease reflects, in particular, reduced fears of inflation, which steered investors to this financial asset, perceived as a hedge against inflation.

In recent quarters, the price of gold has stabilized and has ranged from US$1 223 to US$1 353 an ounce. Two key factors have contributed to the stabilization.

On the one hand, in the first half of 2014 global demand for gold increased, up 10.7% in relation to the preceding six-month period.

—	Demand for gold from Asia was robust with China having become the world’s leading consumer in 2013.

—	Chinese demand has more than doubled since 2009 and now accounts for roughly one-third of global demand.

On the other hand, the appreciation of the U.S. dollar and lower inflation expectations, especially in the United States, have exerted downward pressure on the price of gold.

Relative balance between supply and demand should continue. The price of gold should thus remain fairly stable in the coming quarters and stand, on average, at nearly US$1 235 an ounce in 2015.

—	However, the role as a safe haven that the yellow metal plays makes it sensitive to turbulence in financial markets.

CHART B.76	CHART B.77
Price of gold	Global demand for gold
(U.S. dollars per ounce, monthly data)	(in thousands of tonnes)

Source: Bloomberg.	Source: World Gold Council.

The Québec Economy:
Recent Developments and Outlook for 2014 and 2015	B.79